Exhibit 4.25

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (this “Agreement”) is dated as of August __, 2019, between CollPlant Biotechnologies Ltd., a company organized under the laws of the State of Israel (the “Company”), and each of several lenders specified in Exhibit A attached hereto (each such lender, including its successors and assigns, a “Lender” and, collectively, the “Lenders”).

WHEREAS, the Company requires an immediate infusion of funds to support its ongoing operations; and

WHEREAS, Lenders are willing to make available to the Company, and the Company has agreed to accept from Lenders, a loan in an aggregate principal amount of Three Million Five Hundred Thousands United States Dollars ($3,500,000), which may be automatically converted into ADSs (as defined below), all subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Lenders agree as follows:

DEFINITIONS

1.1.	Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, its Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“ADS(s)” means American Depositary Shares issued pursuant to the Deposit Agreement (as defined below), each representing a number of Ordinary Shares as set forth in the Deposit Agreement.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“BNY Mellon” means The Bank of New York Mellon, the depositary for the ADSs.

“Board of Directors” means the board of directors of the Company.

“Board Appointee” shall have the meaning ascribed to such term in Section 2.6.3.

“Business Day” means any day except any Friday, Saturday, Sunday, and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York and Israel are authorized or required by law or other governmental action to close.

“Closings” means the First Closing and the Second Closing, as applicable.

“Closing Date” means the First Closing Date and the Second Closing Date, as applicable.

“Conversion ADSs” means the ADSs representing the Conversion Shares.

“Conversion Price” shall have the meaning ascribed to in Section 2.5.1.

“Conversion Shares” means the Ordinary Shares issued and issuable upon conversion of the Principal.

“Deposit Agreement” means the deposit agreement, dated March 3, 2015, amended and restated as of January 30, 2018, among the Company, BNY Mellon as depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) ADSs, Ordinary Shares or options (including bonus shares) to employees, officers, directors or advisors of the Company or its Subsidiaries pursuant to any existing or future stock or option plan or arrangement duly adopted for such purpose by the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company or its Subsidiaries (including any exercise of options into Ordinary Shares or ADSs pursuant to such plan or arrangement), provided that issuances to advisors under this clause (a) shall not exceed an aggregate of above-market options exercisable into more than 100,000 Ordinary Shares (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions after the date hereof) in any twelve (12) month period, (b) securities upon the exercise or exchange of or conversion of any Securities issued or issuable hereunder and/or other securities exercisable or exchangeable for or convertible into ADSs or Ordinary Shares issued and outstanding on the date of this Agreement pursuant to their terms, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits, combinations, dividends, distributions and other similar transactions) or to extend the term of such securities, and (c) securities issued pursuant to rights offering to all of the Company’s shareholders, (d) securities issued in connection with any pro rata stock split, distributions, dividends, combinations or similar events effecting all holders of Ordinary Shares and (e) securities issued as consideration in acquisitions or strategic transactions approved by a majority of the Board of Directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144).

“First Closing” - shall have the meaning ascribed to such term in Section 2.1.1.

“First Closing Date” means the date of execution of this Agreement, subject to transfer of the Principal by the Lenders to the Company.

“IFRS” shall have the meaning ascribed to such term in Section 3.1.6.

“Principal” shall have the meaning ascribed to such term in Section 2.1.1.

“Interest” shall have the meaning ascribed to such term in Section 2.1.1.

“Israeli Companies Law” means the Israeli Companies Law, 1999, and the regulations and orders promulgated thereunder.

“Israeli Securities Law” means the Israeli Securities Law, 1968, and the regulations and orders promulgated thereunder.

“Loan” means the Principal and the Interest accrued thereon.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Ordinary Share(s)” means the ordinary shares of the Company, par value ILS 1.50 per share.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiary which would entitle the holder thereof to acquire at any time Ordinary Shares or ADSs, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or ADSs.

“Per Ordinary Share Price” equals US $4.00, subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the Ordinary Shares that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“SEC Documents” shall have the meaning ascribed to such term in Section 3.1.6.

“Second Closing” - shall have the meaning ascribed to such term in Section 2.1.2.

“Second Closing Date” means the third (3rd) Business Day following the fulfillment of all the conditions precedent to the Second Closing as set forth in Section 2.8.

“Warrant” means the Warrant of the Company in the form of Exhibit B attached hereto registered in the name of each Lender, as specified in Exhibit A, to purchase in the aggregate for all Lenders up to 875,000 Warrant ADSs, with an exercise price equal to $4.00 per ADS.

“Securities” means the Conversion ADSs, the Warrant and the Warrant ADSs.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means CollPlant Ltd.

“USD” or “US $” or “$” means United States Dollar.

“Warrant ADSs” means the ADSs issuable upon exercise of the Warrant.

THE LOAN

2.1.	Closings

2.1.1.	First Closing. On the First Closing Date, upon the terms and subject to the conditions set forth herein the Lenders will transfer to the Company the amount set forth with respect to such Lender in Exhibit A and in the aggregate from all Lenders an amount of Three Million Five Hundred Thousands United States Dollars ($3,500,000) loan (the “Principal”) via a wire transfer, or by such other form of payment as may be mutually agreed upon by the parties (the “First Closing”).

2.1.2.	Second Closing. On the Second Closing Date, upon the terms and subject to the conditions set forth herein: (i) the Principal shall be converted into ADSs, all in accordance with Section 2.5; and (ii) the Company shall grant each Lender the Warrant (the “Second Closing”).

2.2.	The Loan.

2.2.1.	Interest. The Principal shall bear an interest at a rate of 6% per annum (calculated on the actual number of days elapsed from the actual extension of the Principal and a year of 365 days) (the “Interest”). The Interest shall be accrued on the Principal and paid in cash by the Company to Lenders on a quarterly basis as of the First Closing, in arrears, or earlier in accordance with Sections 2.3, 2.4 or 2.5.1.

2.2.2.	Maturity. Subject to the provisions of Sections 2.3, 2.4 and 2.5.1, the Principal shall be repaid in cash in one installment (“bullet”) by the Company to Lenders upon the lapse of three years from the First Closing Date. Upon repayment of the Loan (including by way of early repayment or immediate repayment as set forth below), the Loan shall be duly and fully repaid and discharged.

2.3.	Early Repayment.

The Company shall be entitled, at any time and in its sole judgement, to early prepay the Loan, in whole or in part, without any fine and/or penalty. Any partial pre-payment of Principal shall be made pro rata among Lenders as per the Principal of each Lender specified in Exhibit A.

2.4.	Immediate Repayment.

Notwithstanding the aforesaid, the outstanding Loan, shall immediately become due and payable in cash by the Company upon the occurrence of the earlier of the following events, if so requested to be repaid at each Lender’s election:

2.4.1.	The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect (collectively, “Bankruptcy Laws”), or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

2.4.2.	The calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them; and

2.4.3.	The Company adopts one or more resolutions for dissolution, liquidation, bankruptcy, or reorganization or winding-up of the Company.

2.4.4.	The Company defaults in its performance of any of its material obligations under this Agreement (including any Exhibits, Schedules or Annexes hereto), which default is not cured (if curable) within thirty (30) days after written notice of such default is received by the Company from the respective Lender.

2.5.	Automatic Conversion.

2.5.1.	Automatic Conversion. Subject to the satisfaction of the Condition for Automatic Conversion (as defined below), on the Second Closing Date the outstanding Principal on such date shall automatically convert into the Conversion ADSs (the “Automatic Conversion”) at a conversion price equal to $4.00 per one ADS (the “Conversion Price”) and the Company shall pay the Lenders the Interest accrued on the converted Principal in cash. Upon such conversion, the Loan shall be deemed to be duly and fully repaid and discharged.

2.5.2.	No Fractional ADSs. No fractional ADSs shall be issued to the Lenders, and the number of Conversion ADSs shall be rounded to the nearest whole ADS.

2.5.3.	Conversion ADSs. The Lenders hereby undertake to execute any document as shall be required by the Company in connection with the issuance of the Conversion ADSs.

2.5.4.	Rights as Shareholder. From the Second Closing Date, the Lenders shall be deemed to be the holders of the Conversion ADSs, and shall be deemed to have all rights, preferences, powers, privileges, restrictions, qualifications and limitations required to be granted in connection with the Conversion ADSs.

2.5.5.	Due Issuance. Upon the consummation of the Automatic Conversion, the Conversion ADSs to be issued pursuant to such conversion shall be duly authorized, validly issued, fully-paid, non-assessable and free and clear of any restrictions on transfer and of any pre-emptive rights, pledges, Liens, claims, encumbrances or third party rights of any kind.

2.6.	Additional Protections.

2.6.1.	Adjustments. The number of Conversion ADSs shall be subject to adjustments in the following events: (a) distribution of stock dividend or bonus shares prior to such conversion, in which event the number of Conversion ADSs Lenders are entitled to pursuant to such conversion shall be increased, for no consideration, by the number of ADSs Lenders would have been entitled to pursuant to such conversion had the conversion occurred immediately prior to such distribution; and (b) stock split, subdivision, or combination of the Company’s share capital, in which event the number of Conversion ADSs issuable to Lenders pursuant to such conversion shall be proportionally increased or decreased, as the case may be.

2.6.2.	Subsequent Equity Sales. Until the three (3) year anniversary of the First Closing Date, and so long as the Principal has not been converted into the Conversion ADSs pursuant to Section 2.5, if the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any ADSs, Ordinary Shares or Ordinary Share Equivalents entitling any Person to acquire ADSs or Ordinary Shares at an effective consideration paid for the securities that is lower than the Conversion Price (calculated per Ordinary Share) (in this Section 2.6.2, such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such ADSs, Ordinary Shares or Ordinary Share Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 2.6.2 in respect of an Exempt Issuance. The Company shall notify the Lenders in writing, no later than the Business Day following the issuance of any ADSs, Ordinary Shares or Ordinary Share Equivalents subject to this Section 2.6.2, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2.6.2, upon the occurrence of any Dilutive Issuance, the Lenders are entitled to receive a number of Conversion ADSs based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Lenders accurately refer to the Base Conversion Price in the Notice of Conversion.

2.7.	Deliveries.

2.7.1.	On or prior to each Closing Date (except as otherwise indicated), the Company shall deliver or cause to be delivered to the Lenders the following:

(a)	As to the First Closing Date, this Agreement duly executed by the Company;

(b)	As to the First Closing Date, the Company shall have provided the Lender with the Company’s wire instructions;

(c)	As to the First Closing Date, the Registration Rights Agreement attached hereto as Exhibit C, duly executed by the Company;

(d)	As to the First Closing Date, the evidence of the appointment of the Board Appointee by a copy of a resolution of the Board of Directors;

(e)	As to the Second Closing Date, the Company’s instructions to its share register to issue such number of Ordinary Shares underlying the Conversion ADSs to the account of BNY Mellon, and instructing BNY Mellon to deposit the Conversion ADSs to each Lender’s account (as provided by such Lender pursuant to Section 2.7.2(e));

(f)	As to the Second Closing Date, the Company shall have provided the Lenders with the Price Protection Agreement attached hereto as Exhibit D, duly executed by the Company; and

(g)	As to the Second Closing Date, the Warrant duly executed by the Company.

2.7.2.	On or prior to each Closing Date the Lenders shall deliver or cause to be delivered to the Company the following:

(a)	As to the First Closing Date, this Agreement duly executed by the Lenders;

(b)	As to the First Closing Date, the Principal by a wire transfer to the account specified in writing by the Company;

(c)	As to the First Closing Date, the Registration Rights Agreement duly executed by the Lender;

(d)	As to the Second Closing Date, the Lenders shall have provided the Company with the Price Protection Agreement attached hereto as Exhibit D, duly executed by Lender; and

(e)	As to the Second Closing Date, the full details required by the BNY Mellon (in accordance with the Company’s instructions) in order for the BNY Mellon to be able to deposit the Conversion ADSs for the benefit of each Lender.

All actions to be taken and all documents to be executed and delivered by any party hereto at each of the Closing Dates shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

2.8.	Closing Condition.

The obligations of each of the parties hereunder in connection with the Second Closing are subject to the following condition being met:

Prior to the Second Closing Date, the Company shall have received the approval of its shareholders in accordance with Section 328(b) of the Companies Law for the transactions contemplated by this Agreement (for a holding by Ami Sagy of voting rights in the Company that are equal to or exceeding 25% of the voting rights in the Company) and in accordance with Section 275 of the Companies Law for the consummation of the Second Closing as well as for the implementation of existing anti-dilution undertakings of the Company towards Ami Sagy, Alpha Capital Anstalt and Meitav Dash Provident Funds and Pension Ltd. (the “Condition for Automatic Conversion”).

REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties of the Company.

The Company hereby makes the following representations and warranties to the Lenders:

3.1.1.	Organization and Qualification. The Company and its Subsidiary are entities duly incorporated and validly existing under the laws of the State of Israel, with the requisite power and authority to own and use their properties and assets and to carry on its business as currently conducted. Neither the Company nor its Subsidiary is in violation nor default of any of the provisions of its respective memorandum and articles of association. Each of the Company and its Subsidiary is duly qualified to conduct business in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of the Agreement, or (ii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.1.2.	Authorization; Enforcement. Subject to the conditions to each of the Closings as set forth in Section 2.8, (i) the Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder; (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or the Board of Directors in connection herewith or therewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) subject to the conditions to each of the Closings as set forth in Section 2.8; (ii) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.1.3.	No Conflicts. The execution, delivery and performance by the Company of this Agreement do not and will not: (i) conflict with or violate any provision of the Company’s or its Subsidiary’s memorandum or articles of association, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or its Subsidiary debt or otherwise) or other understanding to which the Company or its Subsidiary is a party or by which any property or asset of the Company or its Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or its Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a material adverse effect.

3.1.4.	Issuance of the Securities. If and when issued and paid for in accordance with this Agreement, the Securities will be duly authorized and will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on exercise or transfer provided for in this Agreement.

3.1.5.	Capitalization. The capitalization of the Company is as set forth on Schedule 3.1.5, which Schedule 3.1.5 shall also include the number of Ordinary Shares owned beneficially, and of record, by Affiliates of the Company, to the Company’s knowledge, as of the date hereof. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Agreement, other than as set forth in Schedule 3.1.5. Except as a result of the issuance of the Securities (if and when issued) or as set forth on Schedule 3.1.5, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any Ordinary Shares or the capital stock of the Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or the Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents or capital stock of the Subsidiary. Other than as set forth in Schedule 3.1.5, the issuance of the Securities (if and when issued) will not obligate the Company or the Subsidiary to issue Ordinary Shares or other securities to any Person (other than the Lender) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with the Israeli Companies Law and the Israeli Securities Law and, if applicable, all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s issued share capital to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

3.1.6.	SEC Documents; Financial Statements. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, as applicable (all of the foregoing filed or furnished prior to the date hereof and all exhibits included therein and financial statements and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

3.2.	Representations and Warranties of the Lenders.

Each Lender, severally and not jointly with the other Lenders, represents and warrants, as of the date hereof to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

3.2.1.	Authority. The Lender is not limited in any way from entering into and consummating the transaction contemplated by this Agreement and otherwise carrying out its obligations hereunder and thereunder. This Agreement has been duly executed by the Lender and will constitute the valid and legally binding obligation of the Lender, enforceable against him in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.2.	Own Account. The Lender understands that the Securities that may be issued to the Lender pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and Lender will receive the Securities (to the extent applicable) as principal for his own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Lender’s right to sell the Securities in compliance with applicable federal and state securities laws). The Lender understands that the Securities (to the extent issued) may not be offered for sale, sold, assigned or transferred other than (i) outside of the United States accordance with Rule 904 under the Securities Act, (ii) pursuant to an exemption from the registration requirements under the Securities Act, or (iii) pursuant to an effective registration statement under the Securities Act, in each case in compliance with all applicable state securities laws and the securities laws of any other jurisdiction applicable to such sale, assignment or transfer. Lender acknowledges that the issuance of the Securities are exempt from the registration requirements of the Securities and the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness, the foregoing representations and the Lender hereby consents to such reliance.

3.2.3.	Classified Investor Lender Status. The Lender is an investor listed in the first supplement of the Israeli Securities Law and is aware of the implications of the status of being a Classified Investor specified in the First Supplement of the Israeli Securities Law and consents thereto and the Lender purchases the Securities (to the extent purchased) for his own account and not for distribution or resale purposes.

3.2.4.	Accredited Investor Status. At the time such Lender was offered the Securities, it was, and at the date hereof, it is an “accredited investor” pursuant to in Rule 501(a)(3) under the Securities Act.

3.2.5.	Experience of Lender. The Lender, either alone or together with its representatives and advisors, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of embedded in this Agreement. The Lender is able to bear the economic risk of the transactions contemplated hereby and thereby and is able to afford a complete loss of such investment.

3.2.6.	General Solicitation. The Lender is not purchasing the Securities (to the extent purchased) as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.2.7.	Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Lender has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Lender, executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that the Lender first commenced negotiations (written or oral) with the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to such Lender’s representatives, including, without limitation, his legal and other advisors, employees, agents and Affiliates, the Lender has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this Agreement). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect short sales or similar transactions in the future.

3.2.8.	AS-IS; Independent Investigation. The transactions contemplated under this Agreement (including the potential issuance of the Securities) is made by Lender AS-IS without any representation made by the Company other than those specifically stated in Section 3.1. The Lender has been given the opportunity to ask questions regarding the Company and its Subsidiary and received answers to such questions.

3.2.9.	Financing. The Lender has sufficient available funds to fulfill his obligations under this Agreement.

3.2.10.	Shareholders’ Agreements. As of the date hereof and until each Closing Date, the Lender is not a party to any written or oral agreement with any shareholder in the Company or with the other Lenders in connection with the purchase or sale of Company’s securities or in connection with voting rights in the Company.

OTHER AGREEMENTS OF THE PARTIES

4.1.	Securities Laws Disclosure; Publicity. On or after the date hereof, the Company shall disclose the material terms of the transactions contemplated hereby as required by applicable law and/or the Nasdaq rules.

4.2.	Taxes. Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with the issuance of the Conversion ADSs to the Lenders and/or the repayment of the Loan to the Lenders shall be borne by the Lenders. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment or repayment made to the Lenders, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority at the rate determined by said law or regulation, unless the Lenders have presented the Company with a valid tax withholding exemption certificate or certificate for reduced tax rate, issued by the applicable tax authority. The Lenders undertake to deliver to the Company, on or prior to the conversion or repayment of the Loan a valid withholding tax certificate issued by the applicable tax authority according to which it is explicitly exempt from a withholding tax on such conversion, or the payment in cash to the Company of tax that should be withheld and be remitted to the applicable tax authority, as calculated by the Company in its own discretion.

4.3.	Board Appointment Right. On the First Closing Date, the Company shall appoint one (1) director proposed by the Lenders (the “Board Appointee”) to the Board of Directors, who shall serve as director in the Company at least until the end of the Company’s 2020 annual general meeting (unless determined otherwise by the general meeting of Company’s shareholder). The rights granted in this section can be terminated at any time by the Lenders, upon written notice to the Company.

MISCELLANEOUS

5.1.	Termination. Each party to this Agreement may terminate this Agreement only with respect the Second Closing, if the Second Closing has not been consummated on or before August 1, 2020 (the “Second Closing Termination Date”), in each case, by delivering a written notice to the other party. Neither party shall have any liability and/or any claim or demand against the other party (and in the case of the Company, including its directors and officers and any of its Affiliates) in connection with the termination of this Agreement as aforesaid.

The right to terminate this Agreement under this Section 5.1 shall not be available to any party who shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any manner that shall have caused the closing conditions detailed in Section 2.8 not to occur on or before the respective termination date.

5.2.	Fees and Expenses. On the First Closing Date, the Company shall pay to all Lenders, the Lenders’ legal expenses in connection with the transactions contemplated by this Agreement in an amount that shall not exceed thirty thousand United States Dollars ($30,000) plus applicable VAT. Subject to the foregoing, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.3.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

5.4.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:00 p.m. (Israel time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:00 p.m. (Israel time) on any Business Day, (c) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5.	Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Lenders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.5 shall be binding upon each party and its successors and permitted assignees.

5.6.	Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the relevant Lender. So long as the Condition for Automatic Conversion is not met, the Lenders may not assign any of their rights and obligations under this Agreement. Subject to the foregoing, Lenders may assign any or all of their rights under this Agreement to any Person, provided that such transferee agrees in writing to be bound by the provisions of this Agreement that apply to the Lender..

5.8.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the Tel-Aviv Jaffa court in Israel. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts in Israel for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Agreement, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.11.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.12.	Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any required third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.13.	Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Lenders and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14.	Payment Set Aside. To the extent that the Company makes a payment or payments to the Lenders pursuant to this Agreement or the Lenders enforce or exercise their rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.15.	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.16.	Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Convertible Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

collplant BIOTECHNOLOGIES ltd.		Address for Notice:

By:		Fax:
Name: Yehiel Tal
	Title: CEO	E-Mail: yehiel@collplant.com;
eran@collplant.com
By:
Name: Eran Rotem
Title: Deputy CEO & CFO

With a copy to (which shall not constitute notice):

Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.

One Azrieli Center

Tel Aviv 6701101, Israel

Attn: Adva Bitan, Adv.

Facsimile: 972-3-607-4464

Email: adva@gkh-law.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR LENDERS FOLLOWS]

[LENDER SIGNATURE PAGE TO collplant SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Convertible Loan Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Lender:

Email Address of Lender:

Facsimile Number of Lender:

Address for Notice to Lender:

With a copy to (which shall not constitute notice):

_____

Address for Delivery of Securities to Lender (if not same as address for notice): _____________